UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SYCAMORE NETWORKS, INC.

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SYCAMORE NETWORKS, INC.

220 Mill Road

Chelmsford, Massachusetts 01824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 5, 2010

To the Stockholders of Sycamore Networks, Inc.:

The Annual Meeting of Stockholders of Sycamore Networks, Inc., a Delaware corporation (“Sycamore”), will be held on January 5, 2010 at 9:00 a.m., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, to consider and act upon the following matters:

1.	To elect two (2) members of the Board of Directors to serve for three-year terms as Class I Directors and until their respective successors are elected and qualified.

2.	To authorize the Board of Directors, in its discretion, to amend Sycamore’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten, together with a corresponding reduction in the number of authorized shares of Sycamore common stock and capital stock, at any time prior to the date of Sycamore’s 2010 Annual Meeting of Stockholders, without further approval or authorization from Sycamore’s stockholders.

3.	To ratify the selection of PricewaterhouseCoopers LLP as Sycamore’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of November 9, 2009, the record date fixed by the Board of Directors for such purpose.

In accordance with the rules of the U.S. Securities and Exchange Commission, we are furnishing these proxy materials to you via the Internet. You can access proxy materials and vote at www.edocumentview.com/scmr. You may also vote via the Internet or by telephone by following the instructions on that website. In order to vote via the Internet or by telephone you must have a shareholder identification number which is contained in the Notice of Internet Availability of Proxy Materials mailed to you on or about November 23, 2009. You may also request a paper proxy card at any time on or prior to December 24, 2009.

In order to assure your representation at the Annual Meeting, you are requested to complete a proxy as promptly as possible. Please reference the Notice of Internet Availability of Proxy Materials and the website identified thereon for additional information.

By Order of the Board of Directors,

Alan R. Cormier

Secretary

Chelmsford, Massachusetts

November 23, 2009

REPORT OF THE AUDIT COMMITTEE	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46
STOCKHOLDER PROPOSALS	47
TRANSACTION OF OTHER BUSINESS	47

ANNEX A—FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF SYCAMORE NETWORKS, INC	A-1
ANNEX B—FORM OF PROXY CARD

SYCAMORE NETWORKS, INC.

220 Mill Road

Chelmsford, Massachusetts 01824

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

January 5, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sycamore Networks, Inc. (hereinafter “we,” “us,” “our” or the “Company”) for use at the Annual Meeting of Stockholders to be held on January 5, 2010 (the “Annual Meeting”) at 9:00 a.m., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournments thereof. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2009 (collectively, our “Proxy Materials”) were first made available to stockholders on or about November 23, 2009.

Only stockholders of record as of November 9, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. As of that date, [                ] shares of our common stock, $0.001 par value, were outstanding and eligible to be voted. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Corporation or by attending the Annual Meeting and voting in person.

This Proxy Statement relates to our fiscal year ended July 31, 2009 and, unless otherwise noted, the information contained herein is as of July 31, 2009.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), we are furnishing our Proxy Materials to our stockholders via the Internet, rather than mailing printed copies of those materials to each stockholder. We are taking advantage of these rules to reduce the expenses of delivering voting materials to our stockholders. Accordingly, each stockholder received a Notice of Internet Availability of Proxy Materials, which was mailed on or about November 23, 2009, and has the right to vote on all matters presented at the Annual Meeting.

As of the date of mailing of the Notice of Internet Availability of Proxy Materials, registered shareholders may access all of the Proxy Materials on the Internet at www.envisionreports.com/scmr. The Notice of Internet Availability of Proxy Materials provides instructions as to how you may (1) access and review the Proxy Materials on the Internet and (2) access your proxy to vote on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper or an e-mail copy of the Proxy Materials and proxy card. Stockholders with shares registered in the name of a brokerage firm or bank may view Proxy Materials on the Internet at www.edocumentview.com/scmr. They should consult the information provided by their bank, broker or other holder of record for information on how they may vote their shares.

VOTING SECURITIES AND VOTES REQUIRED

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Each share of common stock outstanding on the Record Date is entitled to one vote. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present at the Annual Meeting.

In the election of directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Approval of the authorization of the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction requires the affirmative vote of the holders of shares of common stock that represent a majority of the votes of all of the shares outstanding as of the Record Date and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the approval of the authorization of the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter at the Annual Meeting is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010. Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the ratification of the selection of the independent registered public accounting firm.

The persons named as proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

Our Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

Voting Shares Registered Directly in the Name of the Stockholder

Stockholders with shares registered directly in their name in stock records maintained by our transfer agent, Computershare Trust Company, have received a Notice of Internet Availability of Proxy Materials in the mail. By following the instructions on the website indicated on the Notice of Internet Availability of Proxy Materials, stockholders may vote their shares (1) via the Internet, (2) by making a toll-free telephone call from the U.S. and Canada to Computershare, or (3) by mailing a signed proxy card if one was requested prior to December 24, 2009. Specific voting instructions are set forth on the website indicated in the Notice of Internet Availability of Proxy Materials. Votes submitted via the Internet or by telephone through Computershare must be received by 12:00 a.m. on January 5, 2010.

Voting Shares Registered in the Name of a Brokerage Firm or Bank

Stockholders with shares registered in the name of a brokerage firm or bank should consult the information provided by their bank, broker or other holder of record for information on how they may vote their shares.

Revocation of Proxies Previously Submitted

To revoke a proxy previously submitted electronically via the Internet or by telephone, a stockholder may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. A stockholder may revoke a proxy previously submitted by mail by notifying our Corporate Secretary in writing that the proxy has been revoked or by voting in person at the Annual Meeting.

Delivery of Notices of Internet Availability of Proxy Materials to Households

The rules promulgated by the Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of our Notice of Internet Availability of Proxy Materials to households at which two or more stockholders reside (“Householding”). Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to Householding, either affirmatively or implicitly by not objecting to Householding, received only one copy of our Notice of Internet Availability of Proxy Materials. A stockholder who wishes to participate in Householding in the future must contact his or her broker, bank or other intermediary directly to make such request. Alternatively, a stockholder who wishes to revoke his or her consent to Householding and receive separate Notices of Internet Availability of Proxy Materials for each stockholder sharing the same address must contact his or her broker, bank or other intermediary to revoke such consent. Stockholders may also obtain a separate Notice of Internet Availability of Proxy Materials or may receive a printed or an e-mail copy of the annual report and/or proxy statement without charge by sending a written request to Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824, Attention: Investor Relations, or by calling us at (978) 250-2900. We will promptly deliver a Notice of Internet Availability of Proxy Materials, annual report and/or proxy statement upon request. Householding does not apply to stockholders with shares registered directly in their name.

Expenses and Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, we have retained Georgeson Shareholder Communications, Inc. (“Georgeson”) to act as our proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $6,000 plus reimbursement of reasonable out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

In accordance with our Amended and Restated Certificate of Incorporation, our Board of Directors (the “Board”) is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, the nominees or directors in such class will be elected for three-year terms at the annual meeting of stockholders related to the fiscal year in which such term expires.

The terms for our two current Class I Directors, Robert E. Donahue and John W. Gerdelman, will expire at this Annual Meeting. Mr. Donahue and Mr. Gerdelman have been nominated for election by the Board upon the recommendation of the Nominating Committee and have indicated their willingness to serve, if elected. However, if either of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board or for fixing the number of directors at a lesser number. If elected, Messrs. Donahue and Gerdelman will hold office until the annual meeting of stockholders related to the fiscal year ended July 31, 2012 and until their respective successors are elected and qualified.

The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the age of each nominee or director, the positions currently held by each nominee or director, the annual meeting of stockholders at which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Nominee or Director’s Name and Year Nominee or Director First Became a Director	Age	Position(s) Held	Annual Meeting for the fiscal year at which Term Expires	Class of Director
Gururaj Deshpande (1998)	58	Chairman of the Board of Directors	2010	II
Daniel E. Smith (1998)	60	President, Chief Executive Officer and Director	2011	III
Robert E. Donahue (2007)	61	Director	2009	I
Craig R. Benson (2007)	55	Director	2010	II
John W. Gerdelman (1999)	57	Director	2009	I

Business Experience of Nominees

The Nominees to serve for three-year terms as Class I Directors and until their respective successors are elected and qualified are:

Robert E. Donahue has served as a director of the Company since July 2007. In November 2007, Mr. Donahue became a member of the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc., a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.Net’s board of directors from January 2004 until November 2007. From October 2004 to June 2005, Mr. Donahue was a member of the board of directors of Concord Communications, Inc., a provider of automating technology management for Internet infrastructure. From November 2003 to January 2004, Mr. Donahue provided financial consulting services to KO Instruments, Inc., an electronic instruments manufacturer. From November 2002 until November 2003, Mr. Donahue was Vice President and General Manager, Americas After Market Solutions at Celestica, Inc., an electronics manufacturing services provider. Prior to that, Mr. Donahue held a variety of senior management positions at Manufacturers Services, Ltd., an electronics manufacturing services company, from 1997 to 2002.

John W. Gerdelman has served as a director since September 1999. Since January 2004, Mr. Gerdelman has been the Executive Chairman of Intelliden Corporation, a company which he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. From April 2002 through December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks during its bankruptcy reorganization. From January 2000 through March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup, LLC. From April 1999 through December 1999, Mr. Gerdelman was President and Chief Executive Officer of USA.Net Inc. Previously, Mr. Gerdelman had served as an Executive Vice President at MCI Corporation. Mr. Gerdelman also serves on the board of directors of Brocade Communications Systems, Inc., a storage area network company, and Proxim Wireless Corp., a broadband municipal network provider.

Business Experience of Other Directors

Daniel E. Smith has served as our President and Chief Executive Officer and as a member of our Board since October 1998. Mr. Smith also served as our acting principal financial officer from October 3, 2007 to November 12, 2007. From June 1997 to July 1998, Mr. Smith was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment. Mr. Smith was also a member of the board of directors of Ascend during that time. From April 1992 to June 1997, Mr. Smith served as President and Chief Executive Officer and as a member of the board of directors of Cascade Communications Corp., a provider of wide area network switches.

Gururaj Deshpande co-founded the Company and has served as the Company’s Chairman of the Board since its inception in February 1998. In August 2007, Dr. Deshpande resigned as an employee of the Company, but he continues to serve as Chairman of the Board. Dr. Deshpande served as the Company’s Treasurer and Secretary from February 1998 to June 1999 and as the Company’s President from February 1998 to October 1998. Before co-founding the Company, Dr. Deshpande co-founded Cascade Communications Corp., a provider of wide area network switches. From October 1990 to April 1992, Dr. Deshpande served as President of Cascade and, from April 1992 to June 1997, he served as Cascade’s Executive Vice President of Marketing and Customer Service. Dr. Deshpande was a member of the board of directors of Cascade since its inception and was Chairman of the board of directors of Cascade from 1996 to 1997. Dr. Deshpande also serves on the board of directors of Airvana, Inc., a provider of network infrastructure products used by wireless carriers, and as Chairman of the board of directors of A123Systems, Inc., a supplier of high-power lithium ion batteries.

Craig R. Benson has served as a director of the Company since October 2007. From January 2005 to the present, Mr. Benson has served as Chief Executive Officer of Anseri Corporation, a private company that provides wireless networking and communication products and solutions. Mr. Benson also served as Chief Executive Officer of SoftDraw Investments LLC, a private investment firm, and also taught at Babson College during that period. From January 2003 through January 2005, Mr. Benson was Governor of the State of New Hampshire. From 1999 through 2002, Mr. Benson campaigned for Governor of New Hampshire, served as Chief Executive Officer of SoftDraw Investments LLC, and taught at Babson College. In 1983, Mr. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as Chairman and Chief Executive Officer of that company until 1997 and again from 1998 to 1999.

There are no family relationships among any of our directors, nominees or executive officers. None of the corporations or other organizations referred to above with which a director or nominee has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Company.

Corporate Governance

Our corporate governance practices represent our firm commitment to corporate ethics, compliance with laws, financial transparency and reporting with objectivity and integrity. The Board has adopted Corporate

Governance Guidelines, which include the charters of the Board’s standing committees and our Business Code of Ethics. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, Board committees, and selection of new directors. The Corporate Governance Guidelines are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Business Code of Ethics

We have a Business Code of Ethics, which is applicable to all of our directors, officers, employees and contractors. If we amend or waive the Business Code of Ethics with respect to a director or executive officer, we will make public disclosure of the amendment or waiver no later than four business days following such event by either posting the occurrence on our website or by filing a Current Report on Form 8-K (or other available document) with the SEC.

The Governance Guidelines, including the committee charters and the Business Code of Ethics, are available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. Copies are also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

Director Independence

The Board affirmatively determined that none of the following directors or nominees has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and that each is independent under the standards set by the Board and the listing standards of NASDAQ and applicable laws and regulations: Robert E. Donahue, Craig R. Benson and John W. Gerdelman. Furthermore, the Board determined that none of the members of any of the committees of the Board has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), including in the case of the members of the Audit Committee, the heightened independence standard required for such committee members set forth in the applicable SEC rules. In determining independence, the Board has been and will be guided by the definitions of “independent director” in the listing standards of NASDAQ and applicable laws and regulations.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

In addition, although we do not have a policy requiring director attendance at annual meetings, each of our directors is invited and encouraged to attend the Annual Meeting. One of our directors was in attendance at the 2008 Annual Meeting.

Board of Directors and Committees

During fiscal 2009, the Board held 19 meetings. Each director attended 75% or more of the aggregate meetings of the Board and committees held during the period for which he was a director or committee member, except for Mr. Benson, who attended 63% of the meetings of the Board and 25% of the meetings of the Compensation Committee.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. In addition to the standing committees, there may, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending on the circumstances. The Board has determined that all of the current and former members of each of the Board’s three standing committees are independent as defined by the applicable listing requirements of NASDAQ. The members of the standing committees as of July 31, 2009 are identified in the following table:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee
Gururaj Deshpande
Daniel E. Smith
Robert E. Donahue	Chair	X	X
Craig R. Benson	X	X
John W. Gerdelman	X	Chair	Chair

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from management and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Mr. Gerdelman currently serves as the Financial Expert of the Audit Committee, as defined by rules of the Commission enacted under Section 407 of the Sarbanes-Oxley Act of 2002, and the Board has determined that Mr. Gerdelman is independent, as further discussed under “Director Independence” earlier in this Proxy Statement. During fiscal 2009, the Audit Committee held five meetings. The Audit Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824. For additional information concerning the Audit Committee, see “Report of the Audit Committee” later in this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for reviewing the compensation for our executive officers, approving salary and bonus levels for these individuals as well as all equity compensation awards under our stock plans. The objectives of the Compensation Committee are to ensure that executive officer compensation correlates with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The Compensation Committee seeks to compensate executives in a manner consistent with our short-term and long-term performance goals and to recognize individual initiative and achievement among executive officers. The Compensation Committee is also responsible for administering our equity incentive plans and for reviewing and approving all equity compensation awards under those plans. The Compensation Committee has the authority to retain and terminate any compensation consultant the Committee may use to assist in the evaluation of executive officer and director compensation. Although the Compensation Committee may consider the recommendations of our Chief Executive Officer and other executive officers in determining executive compensation, the Committee retains overall responsibility for the compensation of our executive officers. During fiscal 2009, the Compensation Committee held 12 meetings. For additional information concerning the Compensation Committee, see the “Compensation Committee Report” and the “Compensation Discussion and Analysis” later in this Proxy Statement. The Compensation Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

Nominating Committee

The functions of the Nominating Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors;

•	recommending to the Board directors to serve on committees of the Board; and

•	advising the Board with respect to matters of Board composition and procedures.

The Nominating Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

In fiscal 2009, the Nominating Committee held five meetings.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and address of the stockholder as they appear on the Company’s books;

•	the class and number of shares of the Company beneficially owned by the stockholder;

•	the name, age, business address of the nominee and, if known, the residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of the Company beneficially owned by the nominee;

•	the candidate’s resume or a listing of his or her qualifications to be a director; and

•

any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

In accordance with our Amended and Restated By-Laws, the stockholder recommendation and information described above must be delivered to, or mailed and received by, the Corporate Secretary not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The Company received one purported stockholder nominee recommendation for the 2009 Annual Meeting. The Nominating Committee determined that the proposed stockholder nominee should not be considered for nomination to the Board at the 2009 Annual Meeting because the recommendation did not meet the procedural and eligibility requirements set forth in our Amended and Restated By-Laws or our proxy statement released to shareholders for the 2008 Annual Meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific knowledge, experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating Committee may use any number of methods to identify potential nominees, including personal, management and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The Nominating Committee did not engage any third party recruiting firms to identify nominees in fiscal 2009.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee would contact the person. Generally, if the person expressed a willingness to be considered and to serve on the Board, the Nominating Committee would request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may conduct background checks, may contact one or more references provided by the candidate, may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments, and may seek management input on the candidate. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the election of the nominees listed above.

PROPOSAL NO. 2

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND SYCAMORE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ITS OUTSTANDING COMMON STOCK AT A RATIO OF (I) ONE-FOR-FIVE, (II) ONE-FOR-SEVEN, OR (III) ONE-FOR-TEN, TOGETHER WITH A CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF SYCAMORE COMMON STOCK AND CAPITAL STOCK, AT ANY TIME PRIOR TO THE DATE OF SYCAMORE’S 2010 ANNUAL MEETING OF STOCKHOLDERS, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF SYCAMORE’S STOCKHOLDERS

General

At the 2008 Annual Meeting, our stockholders approved a proposal similar to the current proposal authorizing the Board to effect a reverse stock split at any time prior to the 2009 Annual Meeting. However, during fiscal 2009, the Board did not elect to exercise its discretion to implement a reverse stock split. In order to maintain the ability to implement a reverse stock split without the necessity of convening a special meeting of stockholders, we are asking our stockholders to again approve a proposed amendment to Sycamore’s Amended and Restated Certificate of Incorporation in the form set forth in Annex A to this Proxy Statement (the “Amendment”), providing for a reverse stock split of Sycamore’s outstanding common stock, par value $0.001 (the “reverse stock split” or “reverse split”), and a corresponding reduction in Sycamore’s 2,500,000,000 shares of common stock and 2,505,000,000 shares of capital stock authorized (the “authorized stock reduction”), which the Board, in its discretion, would be authorized to implement in one of the following manners (each, an “Approved Option” and collectively, the “Approved Options”):

Reverse Split Ratio	Authorized Shares of Common Stock	Authorized Shares of Capital Stock
1-for-5	500,000,000	505,000,000
1-for-7	357,142,857	362,142,857
1-for-10	250,000,000	255,000,000

A vote “FOR” Proposal No. 2 will constitute your approval of the proposed Amendment and the authorization for the Board, in its discretion, to effect a reverse stock split and a corresponding authorized stock reduction at each of the Approved Options. If stockholders approve Proposal No. 2, the Board will have the authority, but not the obligation, to effect the reverse stock split and the corresponding authorized stock reduction at any time prior to the date of the 2010 Annual Meeting of Stockholders, without further approval or authorization of stockholders. If the Board elects to effect a reverse stock split and corresponding authorized stock reduction pursuant to one of the Approved Options, the Board will be deemed to have abandoned its authorization related to the other Approved Options. The Board may elect to implement the reverse stock split only with the corresponding authorized stock reduction provided in the Approved Options.

If Proposal No. 2 is approved by stockholders, the reverse stock split will be effected, if at all, only upon a determination by the Board that implementing a reverse stock split is in the best interests of Sycamore and its stockholders. The determination as to whether the reverse stock split will be effected and, if so, pursuant to which Approved Option, will be based upon those market or business factors deemed relevant by the Board at that time, including:

•	existing and expected marketability and liquidity of Sycamore’s common stock;

•	prevailing stock market conditions;

•	business developments affecting Sycamore;

•	Sycamore’s actual or forecasted results of operations; and

•	the likely effect on the market price of Sycamore’s common stock.

If the Board determines to implement the reverse stock split, Sycamore intends to issue a press release announcing the terms and effective date of the reverse stock split and the corresponding authorized stock reduction before it files the Amendment with the Delaware Office of the Secretary of State. If the Board determines not to implement a reverse stock split prior to the date of the 2010 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable.

On September 1, 2009, the Board adopted resolutions declaring the authorization to conduct a reverse stock split advisable and approving the proposed Amendment providing for a reverse stock split and corresponding authorized stock reduction pursuant to each of the Approved Options, subject to stockholder approval, and authorizing any other action that the Board may deem necessary to implement the reverse stock split and corresponding authorized stock reduction, without further approval or authorization of stockholders, at any time prior to the date of the 2010 Annual Meeting of Stockholders. Under Delaware Corporate Law, approval of the Amendment requires the affirmative vote of the holders of shares of Sycamore common stock representing a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.

Purpose of the Reverse Stock Split and Authorized Stock Reduction

The primary purpose of the reverse stock split is to increase proportionately the per share trading price of Sycamore’s common stock. The Board believes that doing so may improve the perception of Sycamore common stock as an investment and enable Sycamore common stock to appeal to a broader range of investors. Sycamore believes that a number of institutional investors may be unwilling to invest, and in some cases, have internal policies prohibiting them from investing, in lower priced stocks. Sycamore also believes that many brokerage firms may be reluctant to recommend lower priced stocks to their clients. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of Sycamore’s common stock can result in stockholders paying transaction costs that are a higher percentage of their total share value than would be the case if Sycamore’s common stock were priced substantially higher. This may limit the willingness of investors to purchase Sycamore common stock. By effecting a reverse stock split, Sycamore believes it may be able to raise the trading price of its common stock to a level at which Sycamore’s common stock could be viewed more favorably by potential investors. If the reverse stock split results in an increased trading price and increased investor interest, the Board believes that stockholders may benefit from improved trading liquidity of Sycamore’s common stock.

An additional purpose of the reverse stock split is to reduce proportionately the number of shares of Sycamore common stock issued and outstanding. As of September 30, 2009, a total of 284,322,846 shares of common stock were issued and outstanding. The Board believes that a reduction in the number of shares outstanding through a reverse stock split may permit a more meaningful comparison by investors of Sycamore’s results of operations in the future, particularly relating to period-to-period comparisons of per share net earnings or net loss measures. In connection with the reduction in number of shares of Sycamore common stock issued and outstanding pursuant to the reverse stock split, the Board believes it advisable to amend the Amended and Restated Certificate of Incorporation to reduce correspondingly Sycamore’s authorized capital stock and common stock.

If approved by stockholders, the Board will consider those market or business factors that it deems relevant in determining whether, when and at which Approved Option to implement a reverse stock split. These factors, including the stock market conditions and the trading price of Sycamore’s common stock, are dynamic and subject to fluctuation. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider a reverse stock split at a later time, the Board has determined that it is most efficient to seek stockholder approval of a reverse stock split for each Approved Option at this Annual Meeting.

Effect of the Reverse Stock Split and Authorized Stock Reduction

If approved by stockholders and implemented by the Board, as of the effective time of the Amendment, each issued and outstanding share of Sycamore common stock would immediately and automatically be reclassified and reduced into one-fifth, one-seventh or one-tenth of a share of Sycamore common stock, depending upon the Approved Option selected by the Board.

Except to the extent that the reverse stock split would result in any stockholder receiving cash in lieu of fractional shares described below, the reverse stock split will not:

•	affect any stockholder’s percentage ownership interest in Sycamore;

•	affect any stockholder’s proportionate voting power;

•

substantially affect the voting rights or other privileges of any stockholder, unless the stockholder holds fewer than five, seven or ten shares of Sycamore common stock, in which case, depending upon the Approved Option, such stockholder would receive cash for all of his or her Sycamore common stock held before the reverse stock split and would cease to be a Sycamore stockholder following the reverse stock split; or

•	alter the relative rights of common stockholders, warrant holders or holders of equity compensation plan awards.

Depending upon the Approved Option selected by the Board, the principal effects of the reverse stock split will be that:

•	the number of shares of common stock issued and outstanding will be reduced by a factor of five, seven or ten;

•	for outstanding stock options, the per share exercise price will be increased by a factor of five, seven or ten, and the number of shares issuable upon exercise will be reduced by the same factor;

•

for all outstanding restricted stock awards, restricted stock units, performance share units, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of Sycamore common stock, the number of shares issuable will be reduced by a factor of five, seven or ten; and

•	the number of shares authorized and reserved for issuance under Sycamore’s existing equity compensation plans and employee stock purchase plan will be reduced by a factor of five, seven or ten.

If the reverse stock split is implemented, the Amendment also would proportionately reduce the number of shares of Sycamore common stock and capital stock authorized under Sycamore’s Amended and Restated Certificate of Incorporation. The Amendment would not proportionately reduce the number of shares of Sycamore preferred stock authorized, which will remain at 5,000,000. Depending upon the Approved Option used in the reverse stock split, the 2,500,000,000 shares of Sycamore common stock and 2,505,000,000 shares of Sycamore capital stock currently authorized would be reduced as follows:

Reverse Split Ratio	Authorized Shares of Common Stock	Authorized Shares of Capital Stock
1-for-5	500,000,000	505,000,000
1-for-7	357,142,857	362,142,857
1-for-10	250,000,000	255,000,000

Sycamore’s common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and Sycamore is subject to the periodic reporting and other requirements thereof. Following the effective time of the reverse stock split, Sycamore will continue to be subject to these periodic reporting and other requirements.

Fractional Shares

Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, Sycamore’s transfer agent will aggregate all fractional shares collectively held by Sycamore stockholders into whole shares and arrange for them to be sold on the open market. Stockholders otherwise entitled to fractional shares will receive a cash payment in lieu thereof in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the stockholder receives his or her cash payment. The proceeds will be subject to certain taxes as discussed below.

Stockholders holding fewer than the following number of shares of Sycamore common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of Sycamore common stock as of the effective time of the Amendment:

•	five shares, assuming a one-for-five reverse stock split;

•	seven shares, assuming a one-for-seven reverse stock split; and

•	ten shares, assuming a one-for-ten reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effective Time and Implementation of the Reverse Stock Split and Authorized Stock Reduction

If the Board determines to exercise its discretion to effect the reverse stock split and corresponding authorized stock reduction, the effective time for the reverse stock split and the corresponding authorized stock reduction will be the date on which Sycamore files the Amendment with the Delaware Office of the Secretary of State or such later date and time as specified in the Amendment, provided that the effective date must precede the date of the 2010 Annual Meeting of Stockholders.

Sycamore will notify its stockholders as to the filing of the Amendment as soon as practicable after the date thereof. Sycamore intends, at such time, to request that stockholders surrender to Sycamore’s transfer agent, Computershare Trust Company, their certificates representing shares of pre-reverse stock split Sycamore common stock in exchange for the applicable number of shares of post-reverse stock split common stock, together with any cash payment in lieu of fractional shares. In lieu of issuing new certificates representing shares of post-reverse stock split common stock Sycamore intends to reflect all exchanges using book-entry shares. Stockholders wishing to receive certificates representing their post-reverse stock split common stock will be able to specifically request new certificates instead of book-entry shares. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for book-entry shares representing shares of post-reverse stock split common stock. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split.

STOCKHOLDERS SHOULD NOT SURRENDER OR DESTROY ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of Sycamore’s common stock. As a result of the corresponding authorized stock reduction, however, at the effective time of the reverse stock split, the stated capital attributable to common stock on Sycamore’s balance sheet will be reduced proportionately based on the

Approved Option implemented by the Board (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, Sycamore’s stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal No. 2, you should consider the following risks associated with the implementation of the reverse stock split:

•

Effecting the reverse stock split may not attract institutional or other potential investors to purchase Sycamore’s common stock, or result in a sustained market price that is high enough to overcome the investor policies and practices, and other issues relating to investing in lower priced stock described in “Purpose of the Reverse Stock Split” above.

•

The price per share of Sycamore’s common stock after the reverse stock split may not reflect the Approved Option implemented by the Board and the price per share following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of Sycamore’s common stock on September 30, 2009 of $3.02 per share, if the reverse stock split was implemented at an Approved Option of 1-for-10, there can be no assurance that the post-split trading price of Sycamore’s common stock would be $30.20, or even that it would remain above the pre-split trading price. Accordingly, the total market capitalization of Sycamore’s common stock following a reverse stock split may be lower than before the reverse stock split.

•	The trading liquidity of Sycamore’s common stock could be adversely affected by the reduced number of shares outstanding after a reverse stock split.

If a reverse stock split is implemented by the Board, some stockholders may consequently own less than 100 shares of Sycamore common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares following the reverse stock split may be required to pay higher transaction costs if they should then determine to sell their shares of Sycamore common stock.

Certain United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain United States federal income tax consequences of the proposed reverse stock split generally applicable to beneficial holders of shares of Sycamore’s common stock that are U.S. holders (as defined below). This summary addresses only such U.S. holders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets (generally, property held for investment). This discussion does not address all United States federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	U.S. holders that are liable for the alternative minimum tax under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

•	U.S. holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	U.S. holders that will hold Sycamore shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•	U.S. holders that have a “functional currency” other than the U.S. dollar;

•	U.S. holders that own or are deemed to own (or owned or are deemed to have owned) ten percent or more of Sycamore’s voting shares; or

•	partnerships or other entities classified as partnerships for United States federal income tax purposes, and beneficial owners in such partnerships or other entities.

The following summary is based upon the provisions of the Internal Revenue Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, non-U.S., and other laws are not addressed herein. This summary is not intended to constitute a complete analysis of all tax consequences applicable to U.S. holders relating to a reverse stock split. Each stockholder should consult its own tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or non-U.S. tax considerations arising out of the reverse stock split.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of Sycamore common stock that is, for United States federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or any of its political subdivisions; (iii) a trust that (1) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons to control all substantial decisions or (2) has an election in effect under applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate that is subject to United States federal income tax on its income regardless of its source.

Exchange Pursuant to Reverse Stock Split

In general, no gain or loss will be recognized by a U.S. holder upon such U.S. holder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor. The basis of each individual post-reverse stock split share received will be determined by reference to the basis of the pre-reverse stock split shares exchanged therefor. The holding period (or periods) of the post-reverse stock split shares will be determined by reference to the holding period (or periods) of the pre-reverse stock split shares exchanged therefor. U.S. holders that acquired different blocks of pre-reverse stock split shares at different times or prices are urged to consult with their own tax advisors regarding the determination of their tax basis and holding period (or periods) under applicable Treasury Regulations in the post-reverse stock split shares received in exchange.

Cash in Lieu of Fractional Shares

A U.S. holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by Sycamore. The amount of any gain or loss should be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. The deductibility of capital losses by U.S. holders is subject to limitations.

Board Discretion to Implement the Reverse Stock Split and Authorized Stock Reduction

If Proposal No. 2 is approved by stockholders, the reverse stock split will be effected, if at all, only upon a determination by the Board that a reverse stock split is in the best interests of Sycamore and its stockholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at which Approved Option, will be based upon certain factors, including existing and expected marketability and liquidity of Sycamore’s common stock, prevailing stock market conditions, business developments affecting Sycamore, actual or forecasted results of operations and the likely effect on the market price of Sycamore’s common stock.

If the Board determines to implement the reverse stock split, Sycamore intends to issue a press release announcing the Approved Option, the record date and the effective date of the reverse stock split before it files the Amendment with the Delaware Office of the Secretary of State. If the Board does not implement a reverse stock split and corresponding authorized stock reduction prior to the date of the 2010 Annual Meeting of Stockholders, the authorization granted by stockholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems it to be advisable.

Recommendation of the Board of Directors

The Board unanimously recommends that our stockholders vote “FOR” the authorization of the Board, in its discretion, to amend Sycamore’s Amended and Restated Certificate of Incorporation to effect the reverse stock split and the authorized stock reduction in accordance with this Proposal No. 2, at any time prior to the date of Sycamore’s 2010 Annual Meeting of Stockholders, without further approval or authorization from Sycamore’s stockholders.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

The Board has selected PricewaterhouseCoopers LLP as its independent registered public accounting firm to audit our financial statements for the fiscal year ending July 31, 2010. PricewaterhouseCoopers LLP has acted as the Company’s independent registered public accounting firm since the Company’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. If the stockholders do not ratify the Board’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010, the Board will reconsider the matter at its next meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 31, 2009 and July 31, 2008:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees	$713,411	$752,000
Audit-Related Fees	31,500	38,700
Tax Fees	323,885	160,955

Total Fees	$1,068,796	$951,655

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of our financial statements and of our internal control over financial reporting for the fiscal years ended July 31, 2009 and July 31, 2008, and for reviews of the interim financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees. Consists of fees billed for professional services rendered for audit-related services including consultations on other financial accounting and reporting related matters. Audit-related fees for the fiscal year ended July 31, 2008 include fees in connection with various consultations and a review of our Proxy Statement for the 2007 Annual Meeting of Stockholders. Audit-related fees for the fiscal year ended July 31, 2009 include fees in connection with various accounting-related consultations.

Tax Fees. Consists of fees billed for professional services relating to tax compliance and other tax services including tax planning and advisory services for the fiscal years ended July 31, 2009 and July 31, 2008 and, for fiscal 2009, fees for professional services relating to certain international tax matters.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the estimates for audit, audit-related fees and tax fees for fiscal 2009 and 2008 were pre-approved.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis (“CD&A”) summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of compensation for these executive officers. Our Compensation Committee of the Board (the “Compensation Committee” or “Committee”) is responsible for determining, establishing and approving each element of compensation, including salary and all bonus, incentive, equity and other compensation for our named executive officers. Our Compensation Committee acts under a written charter that was adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. A copy of the charter is available in the Investor Relations section (under Corporate Governance) of our corporate web site at www.sycamorenet.com.

For purposes of this Proxy Statement, the term “named executive officer” refers to all individuals who were serving or have served as our Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as those executive officers who are required to be listed in the Summary Compensation Table later in this Proxy Statement. For fiscal 2009, our named executive officers were:

•	Daniel E. Smith, President and Chief Executive Officer

•	Paul F. Brauneis, Vice President of Finance and Administration, Chief Financial Officer and Treasurer

•	Kevin J. Oye, Vice President, Systems and Technology

•	John B. Scully, Vice President, Worldwide Sales and Support

•	Alan R. Cormier, General Counsel and Secretary

The discussion and analysis that follows should be read in conjunction with our tabular disclosures for the year ended July 31, 2009 and the “Compensation Committee Report” later in this Proxy Statement.

Philosophy and Objectives

Sycamore operates in the highly competitive and rapidly changing telecommunications industry. Our compensation program for named executive officers is designed to focus the activities and energies of executive officers on the achievement of our short-term and long-term objectives and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the Company. We seek to attract, retain and motivate executive officers through a total compensation package that consists primarily of (i) base salary, (ii) annual variable cash incentive arrangements, and (iii) long-term, equity-based incentives. Additional components of our compensation program for named executive officers include participation in benefit plans that are generally available to all employees, severance provisions and change in control benefits.

Our executive compensation determinations are based on a review of many factors including the challenges associated with operating in our industry, our financial and strategic performance over the past year, our expectations for the current year, historical practice, and the compensation practices of companies in our industry. Each of these factors is weighed to determine whether our compensation structure: (a) is competitive in the industry; (b) motivates executive officers to achieve our business objectives; and (c) sufficiently aligns the interests of executive officers with the long-term interests of stockholders. Our goal is to set executive officer total compensation at levels that are generally comparable to the market data, consistent with our goals, and appropriate in light of the executive’s experience level and expected contribution. We generally target total compensation for executive officers at or above the median of the market data from comparable companies, however, this target is only a guideline and may be varied in practice based on a number of factors such as the individual performance of the executive, our actual financial performance during the year, intensity of competition, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position to the Company. General economic and business conditions affecting the Company and the market for executives are also considered. We typically do not rely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor or combination of factors that we deem pertinent to our executive compensation decisions.

Process for Determining Executive Compensation

Our process for evaluating and determining compensation for executive officers has generally remained consistent over the years. At the conclusion of each fiscal year, our Chief Executive Officer, Mr. Smith, considers the compensation of executives in similar positions in our peer group and other comparable companies using, among other things, market surveys which generally report a range for each position, proxy statements filed by comparable companies, and other available market data and analysis. For fiscal 2009, much of this data was compiled by our independent compensation consultant (discussed below). Mr. Smith then provides recommendations for adjustment or maintenance of salary, bonus and equity levels for each individual executive officer, excluding himself, based on a qualitative and quantitative review of the peer group and market data, as well as consideration of other factors such as the executive’s individual performance and experience level, the scope and difficulty of the executive’s role, the Company’s financial performance during the prior fiscal year, and market conditions the Company expects to face in the current fiscal year. The Committee carefully analyzes this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Committee considers these factors, as well as any other factors it may deem relevant to our executive compensation determinations, and sets the compensation for our executive officers.

In addition to Mr. Smith and our independent compensation consultant (discussed below), the Committee may consult with other members of senior management regarding particular aspects of our executive compensation or for the purpose of gathering information. The Committee may also consult with our Chief Financial Officer and General Counsel in evaluating the financial, accounting, tax and legal implications of our various compensation programs, including programs applicable to our named executive officers. Except in the case of Mr. Smith, who typically participates in meetings at which the compensation of our executive officers is discussed, our executive officers do not attend or otherwise participate in Committee meetings concerning their compensation. With respect to the Chief Executive Officer, the Committee may discuss Mr. Smith’s compensation package with him, but all decisions regarding his compensation are made by the Committee in executive session, without Mr. Smith present.

Although the cash components of compensation for our executive officers are typically determined at the beginning of each fiscal year, the Committee may, at any time, review one or more components as necessary or appropriate to address changes in the market for executive services or special circumstances affecting the Company. Equity awards to our existing executive officers are usually granted in conjunction with broad-based grants to all our employees, the timing of which, to the extent they occur at all, may vary from year to year depending on a number of factors. For additional information regarding the timing of grants of equity incentives to our executive officers, see “Equity-Based Incentives” in this CD&A.

Role of Compensation Consultants

In performing its duties, the Committee may obtain input, as it deems necessary, from outside professional consulting firms. For fiscal 2009, the Committee retained Radford Surveys+Consulting (“Radford”) to conduct a competitive review and assessment of our executive compensation program. Radford has served as a consultant to us in the area of executive compensation since 2007 and has occasionally provided advice to management and the Committee regarding other compensation matters over the years. Radford reports directly to the Committee rather than to management, although Radford may communicate with members of senior management from time to time for the purpose of gathering information at the direction of the Committee. As in prior years, Radford utilized its own methodology to assess our executive compensation program, which included making recommendations on adjustments to our peer group of comparable companies, gathering data from various Radford/AON benchmark compensation surveys, and reviewing proxy filings and other publicly available information to assess the base salary, bonus and equity components of our executive compensation. Radford ultimately prepared a report of its analysis and recommendations, which was presented to and reviewed by the Committee and Mr. Smith. The Committee took Radford’s analysis, as well as the recommendations of Mr. Smith, into account when determining the compensation for our executive officers for fiscal 2009.

Radford utilized a mix of peer group and market survey data to provide a competitive framework for our executive compensation decisions. The peer group companies were approved by the Committee and were selected because the Committee considered them to be in comparable or related businesses, and because they are of similar size as measured by market capitalization, revenue or employee headcount. The peer group companies are periodically reviewed and updated by the Committee to take into account changes in both the Company’s business and the businesses of the peer companies. Our peer group generally remained unchanged for fiscal 2009, with the exception of three companies (Carrier Access Corporation, Intervoice, Inc. and Radyne Corp.) that were removed from the peer group because recent data was no longer available for them (i.e., due to acquisition, merger, etc.), and consisted of the following companies:

• ADTRAN, Inc. • Applied Micro Circuits Corp. • Avanex Corporation • Bookham, Inc. • Ciena Corporation • Communications Systems, Inc. • Extreme Networks, Inc. • Harmonic, Inc.

•      NetLogic Microsystems, Inc.

•      NMS Communications Corporation

•      Oplink Communications, Inc.

•      Sonus Networks, Inc.

•      Symmetricom, Inc.

•      Westell Technologies, Inc.

•      XETA Technologies, Inc.

•      Zhone Technologies, Inc.

Radford also compiled data from a survey group of companies reflecting a broader group of technology companies employing the appropriate revenue, industry and executive role characteristics. Surveys used in this analysis were derived from Radford’s 2008 High Technology Executive Compensation Survey, and included the following subcategories: Telecommunications Companies with Revenue under $200 million; Northeast High Technology Companies with Revenue under $200 million; and High Technology Companies with Revenue between $50 million and $200 million. The survey and peer group data were then averaged together to form a composite market data point for each executive officer position. Radford’s analysis included compensation for the 25th, 50th and 75th percentile of the applicable benchmark group, but did not include intermediary data for any specific percentile below the 25th percentile, between the 25th and the 50th percentile, between the 50th and 75th percentile, or above the 75th percentile. At the direction of the Committee, Mr. Smith’s compensation was excluded from Radford’s overall assessments of our executive compensation because of his unique compensation structure and the Committee’s acknowledgment that his compensation is substantially below the market rate for similarly situated chief executives (discussed below).

With the exception of Mr. Smith, Radford’s analysis generally indicated that the compensation for our executive officers was consistent with the compensation paid to similarly situated executives at comparable companies. Specifically, Radford found that, on average, annual base salaries for our executive officers (excluding Mr. Smith) were generally aligned with the 50th percentile of comparable companies. Target total cash compensation (salary + target bonus) for our executive officers was generally competitive when viewed in the aggregate, but Radford noted some variation by position, with Mr. Scully and Mr. Oye above the 50th percentile and Mr. Brauneis and Cormier below the 50th percentile. Radford also evaluated the competitive positioning of our long-term equity incentive compensation based on the Company’s fiscal 2008 grants to executive officers. The analysis indicated that the annual equity grants to Mr. Cormier and Mr. Scully were generally positioned between the 50th and 75th percentile of comparable companies, while the grant for Mr. Oye was above the 75th percentile. Radford did not evaluate the competitive positioning of Mr. Brauneis’ fiscal 2008 equity grant because it was received in connection with his initial hiring at the Company. With respect to Mr. Oye, whose target total cash and long-term incentive compensation were at the high end of the range of the market and peer group data, the Committee historically has recognized that the data for his nominal position does not adequately reflect his experience level, extensive responsibilities and the multiple roles he performs for the Company, which include research and development, product marketing and management, as well as business development and corporate strategy. Accordingly, both for fiscal 2009 and prior years, the Committee generally has sought to provide Mr. Oye with above market compensation when referencing the competitive data. As discussed in greater detail below, the Committee considered the market and competitive data as just one of many factors in setting the compensation for our named executive officers for fiscal 2009.

How We Use the Competitive Data and Other Factors Affecting Compensation Determinations

While we look to the competitive compensation data as an indication of current market practices and believe it can be useful as a comparative tool, we do not “benchmark” compensation for our executive officers or otherwise consider ourselves constrained to set the compensation for our executives by the compensation levels of executives occupying similar positions in our peer group. Rather, we believe that a successful compensation program requires consideration of a range of factors that generally are not reflected in the competitive data. Typically, judgments relating to the impact of these factors involve qualitative, rather than quantitative evaluations. Some of these factors include:

•	the experience level and expected future contribution of the executive,

•	our actual financial performance during the prior year,

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of each position to the Company relative to our peer companies,

•	principles of internal equity in pay,

•	current and expected future market conditions,

•	issues relating to recruitment and retention of key executives, and

•	for each executive officer (other than Mr. Smith), the evaluations and recommendations of Mr. Smith.

In any given year, other factors may be relevant to our executive compensation determinations. In general, we do not assign relative weights or ranking to these factors. Instead, we rely on the experience and knowledge of the Committee members, as well as Mr. Smith, to assess their impact. In making such judgments, Mr. Smith regularly communicates with the Committee regarding our goals, progress toward achievement of those goals, and any compensation issues that may arise during the course of the year. Mr. Smith also provides the Committee, and in particular, the Committee Chair, with recommendations regarding the compensation for our executive officers (other than himself), which typically include discussion of his evaluations of each executive officer’s performance and expected future contribution. The Committee historically has given considerable weight to Mr. Smith’s recommendations based on his direct knowledge of the executive officer’s performance and contributions. In the end, we rely as much on our historical evaluation practice and the experience and judgment of the Committee members as any other factor and, in all cases, the Committee reserves the right, in its sole discretion, to set or modify the compensation for our executive officers as it sees fit.

Chief Executive Officer Compensation

Mr. Smith has served as our President and Chief Executive Officer since October 1998. In each year prior to fiscal 2009, Mr. Smith’s base salary had been set at $100,000, and he has never received a bonus (performance-based or otherwise) from the Company. In addition, other than the stock he acquired in connection with his initial investment in the Company in 1998, Mr. Smith has never received any stock option or other form of equity award from the Company. Mr. Smith’s below market compensation was primarily due to his affirmative requests over the years that the Committee refrain from increasing his compensation, requests the Committee historically had honored given Mr. Smith’s significant equity holdings in the Company. (See “Security Ownership of Certain Beneficial Owners and Management” later in this Proxy Statement for information on Mr. Smith’s current stock holdings).

While Mr. Smith’s annual compensation by any measure has been below market for many years, the Committee concluded that, by fiscal 2009, Mr. Smith’s annual compensation had become so low based on the competitive data that an increase to his base salary was warranted. In deciding to increase his base salary, the Committee also took into consideration Mr. Smith’s service and contributions to the Company in fiscal 2008 and prior years and the fact that his compensation was substantially below the annual compensation of our other executive officers. With regard to the amount of the increase, the Committee determined that, as a long term goal, the Committee should endeavor to provide Mr. Smith with a base salary that is closer to the market rate for similarly situated chief executive officers. For fiscal 2009, the Committee concluded that Mr. Smith’s base compensation should be comparable to the highest base salary of our other executive officers and, accordingly, set Mr. Smith’s fiscal 2009 base salary at $275,000. As in prior years, the Committee did not establish a performance bonus plan for Mr. Smith for fiscal 2009 and, upon review of his long-term equity incentives, did not grant him any stock options or other equity awards based on its determination that his current stock holdings adequately align his interests with those of the stockholders. Even after the increase to his 2009 base salary, Mr. Smith’s annual compensation remains significantly below the market rate for chief executive officers of comparable companies. The Committee may consider additional adjustments to Mr. Smith’s compensation in the future, based upon the comparative compensation of chief executive officers in our industry and other factors the Committee may deem pertinent to his compensation, which may include our financial performance and Mr. Smith’s success in meeting our strategic goals.

Given Mr. Smith’s requests over the years not to increase his compensation, the Committee historically has not used his compensation package as a benchmark against which to measure the compensation packages of our other executive officers. Even with the increase to Mr. Smith’s salary, the Committee continues to believe that evaluating the compensation of our other executive officers against Mr. Smith’s compensation would be inappropriate given his significantly below market annual compensation, his substantial equity holdings in the Company, and his affirmative requests in prior years regarding his compensation. For this same reason, most of the principles and objectives outlined in this CD&A are directed at compensation determinations for named executive officers other than Mr. Smith.

Elements of Compensation and Allocation

The principal components of the compensation packages for our named executive officers consist of (i) base salary, (ii) variable cash incentives tied to our short-term and long-term corporate financial and strategic objectives, and (iii) long-term, equity-based incentives. We believe that each of these elements is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage our operations, strategic direction and financial performance, particularly given the intensely competitive and rapidly changing telecommunications industry in which we operate.

In evaluating the overall mix of compensation for our named executive officers, the Committee typically does not rely on pre-determined formulas for weighting different elements of compensation or for allocating between long-term and short-term compensation, but instead seeks to develop comprehensive compensation packages that emphasize attainment of our short-term and long-term objectives and are reflective of the executive’s abilities, experience level and contributions to the Company. Although there are no set formulas for allocating among the various types of compensation, the Committee generally endeavors to provide executives with meaningful levels of variable incentives, and long-term equity-based incentives in particular, so that executives with the highest levels of responsibility have the greatest amount of compensation at risk. Accordingly, while the Committee generally has limited the relative difference in base compensation among our executive officers, the Committee’s practice has been to target variable compensation in amounts that vary based on the executive’s scope of responsibility and the expected contribution of the executive. Consistent with that philosophy, for fiscal 2009 the Committee weighted the variable components of compensation more heavily in determining the compensation for the positions of Chief Financial Officer, Vice President of Systems and Technology and Vice President of Worldwide Sales and Support than for other executive positions. These roles were held by Mr. Brauneis, Mr. Oye and Mr. Scully, respectively, in fiscal 2009.

Base Salaries

Base salaries for our named executive officers are evaluated annually to reflect the executive’s experience, skills, knowledge, and overall performance, as well as competitive market conditions. In establishing base salary, the Committee considers a number of factors including (i) the recommendations of Mr. Smith based on his first-hand evaluations of officer performance, (ii) scope of responsibilities and years of experience, (iii) principles of internal equity among executive officers, (iv) expected contribution of the executive, and (v) current and expected future market conditions. For fiscal 2009, the Committee also considered the market and peer group data collected by Radford in assessing and determining base salaries. The base salary of an executive officer is evaluated together with the other components of his compensation to ensure that the executive’s total compensation is consistent with our overall compensation philosophy.

Fiscal 2009 Base Salaries. Actual annual base salaries approved by the Committee in fiscal 2009 were $275,000 for Mr. Brauneis, $275,000 for Mr. Oye, $238,000 for Mr. Cormier and $245,000 for Mr. Scully. The base salaries were recommended by Mr. Smith and represented an increase of approximately 4% for Mr. Brauneis and Mr. Cormier, 6% for Mr. Oye and 7% for Mr. Scully over fiscal 2008 base salaries. With respect to Messrs. Brauneis and Cormier, the Committee determined that the increases were appropriate based on their individual contributions during fiscal 2008 and analysis of the competitive compensation data provided by Radford. With respect to Mr. Oye, the Committee considered his individual contributions in fiscal 2008, his extensive responsibilities, and his importance to the Company’s strategic efforts in deciding to increase his base salary. Mr. Scully’s annual base salary was increased primarily based on his individual contributions in fiscal 2008, and was offset in part by a corresponding reduction to his target variable compensation for fiscal 2009.

The Committee intends to continue to review base salaries on an annual basis and will adjust compensation appropriately in order to attract and retain executives who manage the Company effectively.

Variable Cash Compensation

We use annual variable cash compensation incentive arrangements in the form of target bonuses to focus the activities and energies of our named executive officers toward the accomplishment of our financial and strategic goals. Because awards granted under these arrangements are performance-based, the targets set by the Committee encourage executive officers to help us meet and exceed our current and future financial and strategic goals, while also providing appropriate rewards for individual performance. The variable cash compensation arrangements for our named executive officers for fiscal 2009 were evaluated, discussed and approved by the Committee based on an analysis of the competitive compensation data provided by Radford and input from Mr. Smith.

Each of our named executive officers (excluding Mr. Smith) was eligible to participate in our fiscal 2009 target bonus program. The target bonuses are based on the achievement of a combination of corporate financial and individual performance objectives that vary based on the executive’s role and responsibilities. The corporate financial performance targets are formulaic, usually relate to specific internal corporate revenue and income targets for the fiscal year, and are subject to a minimum threshold requirement before any bonus is awarded. To help ensure that future bonus awards to our executive officers are appropriate in size and consistent with our pay for performance philosophy, the Committee also established a maximum payout of 150% for target bonuses based on the corporate financial objectives for fiscal 2009. Calculations for amounts above the minimum and below the maximum amounts for the corporate financial objectives are determined on a pro-rata basis.

The individual performance targets are typically based on the achievement of certain corporate strategic objectives and other factors tied directly to the performance of the executive. There are no minimum achievement thresholds for receipt of bonuses in connection with the individual performance objectives, although the target amounts set by the Committee usually represent the maximum amount an executive can receive for that element of the bonus.

All elements of the target bonuses are determined and paid on a quarterly basis. Although the Committee is responsible for establishing and approving each element of the target bonuses for executive officers, Mr. Smith determines whether and the extent to which the performance targets have been met. Historically, neither Mr. Smith nor the Committee has exercised any discretion in calculating the achievement of the corporate financial targets, although the Committee reserves the right to exercise such discretion in the future. With respect to assessments of achievement of the individual performance objectives for named executive officers, Mr. Smith makes such determinations and typically exercises discretion in the course of doing so.

In establishing the amount of the target bonuses for executive officers, Mr. Smith and the Committee typically evaluate the executive’s total cash compensation in light of the competitive compensation data and other factors and, depending on the executive officer’s position and responsibilities, set the target at anywhere from 15% to 60% of base salary. For the position of Vice President of Worldwide Sales and Support, the variable component of compensation is usually set at approximately 100% of base salary, which the Committee believes is appropriate in light of the competitive data and our requirements and objectives for the position. For fiscal 2009, the target bonuses for Mr. Brauneis, Mr. Oye and Mr. Cormier represented 55%, 56%, and 21% of their respective annual base salaries. Mr. Scully’s variable target incentive represented 98% of his annual base salary.

Performance-Based Bonuses for Fiscal 2009. For fiscal 2009, target bonuses were established in the amount of $150,000 for Mr. Brauneis, $155,000 for Mr. Oye, and $50,000 for Mr. Cormier. The 2009 target bonuses represented an increase of approximately 25% for Mr. Brauneis, 19% for Mr. Oye and 25% for Mr. Cormier. Mr. Scully was compensated through a separate variable incentive plan (discussed below). For Mr. Brauneis, 50% of his target bonus was tied to the achievement of our quarterly targets for revenue and net income, and 50% was tied to the achievement of individual performance objectives, including planned improvements in business practices and progress on various profitability initiatives. For Mr. Oye, 50% of his target bonus was tied to the achievement of our quarterly targets for revenue and operating income, and 50% was tied to individual objectives relating to management of product development initiatives at the Company. For Mr. Cormier, 50% of his target bonus was tied to the achievement of our quarterly targets for revenue and operating income, and 50% was tied to the achievement of individual performance objectives, including management of litigation matters and corporate compliance, and providing support in connection with strategic projects. Each of the net income and operating income targets excluded the impact of stock compensation expense and other previously identified items that we believed to be extraordinary or otherwise appropriate to exclude. All of the corporate financial targets were subject to a minimum threshold requirement of 75% of the relevant target before any bonus was earned and a maximum payout of 150% of the target. Attainment of between 75% and 150% of the target was calculated on a pro-rata basis.

Mr. Scully’s target bonus was set at $240,000 for fiscal 2009, representing a decrease of 6% over his fiscal 2008 target bonus. As noted above, the decrease in Mr. Scully’s target bonus was partially offset by an increase to his fiscal 2009 base salary. As in prior years, and consistent with our goals for the position, Mr. Scully’s bonus was based exclusively on the achievement of corporate financial targets. As Vice President of Worldwide Sales and Support, a significant percentage of Mr. Scully’s 2009 target bonus was tied to the achievement of our fiscal 2009 plan for revenue, with the remainder tied to the achievement of various margin targets of the Company. Bonuses payable under the revenue component of Mr. Scully’s plan were calculated using multipliers based on different levels of achievement of the Company’s fiscal 2009 operating plan. The margin targets excluded the impact of stock compensation expense and other previously identified items that we believed to be extraordinary or otherwise appropriate to exclude. Although the revenue target for Mr. Scully’s plan was not subject to a minimum threshold requirement or a maximum payout, the margin targets were subject to a 75% achievement threshold and a 150% maximum payout, with achievement of between 75% and 150% of the target calculated on a pro-rata basis.

All of the corporate financial objectives were based on our internal annual operating plan as approved by the Board for fiscal 2009. We consider our corporate financial objectives to be confidential and do not disclose our specific revenue or income targets because of the competitive nature of this information. Because the corporate financial targets were set according to the Company’s fiscal 2009 operating plan, they were designed to be achievable but, in the view of the Committee, required strong performance by our named executive officers in order to accomplish them. The Committee believed there was a reasonable likelihood of achievement of the relevant individual performance targets, although payment of bonuses on those elements was by no means guaranteed. Due to negative macroeconomic effects on our fiscal 2009 results, none of our executive officers received 100% of their target bonus under the corporate financial objectives. Specifically, based on our actual financial results and Mr. Smith’s determination of achievement of their respective individual objectives, Mr. Brauneis received 85% of his target bonus, Mr. Oye received 93% of his target bonus, Mr. Cormier received 93% of his target bonus, and Mr. Scully achieved 88% of his variable incentive arrangement.

The Committee believes that the fiscal 2009 bonuses received by our executive officers were appropriate in size and consistent with the compensation philosophy stated above. The Committee reserves the right to apply different factors, including different measures of financial and business performance, in setting future target bonuses for our executive officers.

Discretionary Bonus Awards. We typically do not award discretionary cash bonuses to our executive officers, although we may from time to time award such bonuses. These bonus awards, when awarded, usually relate to specific achievements or accomplishments that are distinct from or above and beyond an executive’s goals and objectives for the year. The Committee did not award any discretionary cash bonuses to our named executive officers in fiscal 2009.

Equity-Based Incentives

We believe that equity awards have played, and will continue to play, a key role in enabling us to achieve our long-term financial and strategic objectives. Our equity incentive compensation program is designed to recognize scope of responsibilities, reward performance, motivate future performance, and align the interests of executive officers with our stockholders. In particular, we believe equity awards are critical in helping us to attract, retain and motivate outstanding and highly skilled individuals in an industry and a geographic region where many of our competitors have devoted significant resources to hiring and retaining talented employees. In addition, equity compensation aligns the interests of management and stockholders with a view toward creating long-term stockholder value.

Equity awards to our named executive officers are generally granted on commencement of employment or as part of a broad-based grant for eligible employees. The Committee may also from time to time grant equity awards to an executive officer in connection with a promotion, change in job responsibility, individual achievement, or to encourage retention. Broad-based grants have been more limited in recent years due to several factors, which include our varying financial performance, our inability to issue equity awards for a period of time due to our investigation of historical stock option grant practices at the Company and, more recently, significant changes to our employee population.

To maximize the retention value of awards, our equity awards are granted subject to vesting requirements. Stock options for newly hired executives typically vest over five years, with 20% vesting upon the first anniversary of the date of grant and the remainder vesting in equal installments over the following 16 quarters. Stock option grants made in connection with broad-based grants generally vest in equal quarterly installments over three years. The Committee believes that the vesting schedules create an incentive for executives to focus on long-term results and promote retention by requiring the executive to remain with us in order to receive all of the awards.

2009 Stock Incentive Plan. In fiscal 2009, our Board adopted and our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”). Upon effectiveness of the 2009 Plan in January 2009, we agreed not to make further awards under our prior equity incentive plans. The 2009 Plan includes a number of features not present in our prior plans, including a requirement that stock options be granted with a per share exercise price equal to the fair market value of our common stock on the date of grant, limitations on vesting periods and acceleration of awards, and a prohibition on repricing of stock options without stockholder approval. Under the 2009 Plan, our executive officers, employees, directors and consultants are eligible to receive incentive stock options, nonqualified stock options, restricted stock, restricted stock units, performance awards and other awards. Subject to certain restrictions, the Compensation Committee has broad discretion to (i) interpret and construe the relevant provisions of the 2009 Plan, (ii) to determine which individuals are eligible to receive awards under the plan and (iii) to determine the terms and conditions for awards under the plan, including the number of shares, vesting conditions and any required service criteria. Certain change in control transactions may cause awards granted under the 2009 Plan to vest at an accelerated rate unless the awards are assumed or substituted for in connection with the transaction.

Types of Awards. To date, the Committee has exclusively granted stock options (as opposed to full value awards such as restricted stock) to our executive officers. The Committee has periodically considered including grants of restricted stock and other types of awards as part our equity incentive compensation program for executives, but to date has elected to grant only stock options to executives. The Committee believes stock options encourage executive officers to focus on value creation over the long term, as no benefit is realized from the options unless the price of our common stock appreciates over a number of years. The Committee continues to evaluate the appropriate mix of long-term equity incentives for executive officers in light of our compensation philosophy and changes in the design and operation of equity plans by other companies with which we compete for executive talent.

Determining the Size of Individual Stock Option Grants. In determining the amount of long-term equity incentives to be awarded to our executive officers, the Committee takes into account, among other things, the executive officer’s position and responsibilities, the executive officer’s past performance and expected future contribution, the number and exercise price of vested and unvested options held by the executive officer, the value of the executive officer’s current holdings of our common stock, and the long-term equity incentive awards made to individuals in similar positions at other comparable companies in our industry. Based on these factors, the Committee determines the amount of long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for stock ownership. The weight given to each of these factors varies among individuals at the Committee’s discretion.

Equity Award Policy. Our Board has approved a Policy on Granting Equity Awards (“Equity Award Policy”) that sets forth our policies and procedures for granting equity awards to all our employees, including awards to our named executive officers. The Equity Award Policy provides, among other things, that (1) only the Board or the Compensation Committee may grant equity awards, (2) all equity awards to employees must be approved at a meeting of the Compensation Committee or the Board, and (3) no additions or changes may be made to the list of approved equity awards after the list has been approved by the Compensation Committee or the Board. In addition, although our prior equity incentive plans permitted grants of stock options at less than 100% of the fair market value of our common stock on the date of grant, both our Equity Award Policy and the 2009 Stock Incentive Plan require that the exercise price per share for all option awards must be the closing price of our common stock on the date of grant.

Timing of Equity Grants. Beginning in fiscal 2007, we instituted a practice of granting equity awards according to a pre-determined Compensation Committee meeting schedule, which is established at or about the end of the prior fiscal year. Within that framework, equity awards may be granted regardless of whether we are in a designated window in which employees may buy or sell our shares; however, our Equity Award Policy requires that broad-based grants to employees and executive officers may only be made on a date which is not less than five days after the release of our quarterly or annual earnings and when our insider trading window is open. In addition, any employee or executive on a then currently active restricted trading list pursuant to our Insider Trading and Blackout Period Policy is excluded from participating in the broad-based equity award. For new hire grants, the Equity Award Policy provides that grants of stock options to Section 16 officers (or individuals that the Committee expects will become a Section 16 officer on or within a relatively short period of time after their start date) are subject to the prior approval of the Committee at a meeting which must be held prior to the Section 16 officer’s start date. The grant date of the new hire stock options in such cases is the Section 16 officer’s first day of employment. Subject to the limitations noted above, there is no policy or practice prohibiting grants of equity-based awards when we are in possession of material, non-public information.

Fiscal 2009 Equity Grants. The Committee did not award any stock options or other equity awards to our named executive officers in fiscal 2009. Based upon the recommendation of management, the Committee made the decision to postpone the annual equity grant to employees in fiscal 2009. The recommendation from management was based on a number of factors, and included the current economic environment and its effect on the telecommunications industry and our business, and the resulting significant changes to our employee population in fiscal 2009.

Severance Arrangements and Change in Control Agreements

In addition to compensation packages designed to remunerate our employees for service and performance, we also provide severance and change of control provisions for our employees, including for our named executive officers.

Basic Severance. In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of severance payments if we terminate the executive’s employment under certain circumstances.

Each of our employees, including each of our named executive officers, is eligible to receive benefits pursuant to our Separation Pay Plan under the Employee Retirement Income Security Act of 1974 (“Separation Pay Plan”). The Separation Pay Plan is applicable to all employees in the event that the individual’s employment is terminated involuntarily, as defined in the plan. The Separation Pay Plan generally supersedes the provisions of any other agreement an executive may have regarding payments to be made upon termination of employment, except that in the case of the executive’s termination in connection with a change in control of the Company, the terms of the executive’s change in control agreement apply.

The Separation Pay Plan’s severance benefits applicable to our named executive officers generally provide that they will be entitled to receive, upon execution of a release of claims and an agreement to abide by the post-employment obligations contained in their confidentiality and proprietary rights agreements, the following benefits: (i) one year’s base salary to be paid according to our normal payroll practices, (ii) payment of group health benefits for a period of one year, (iii) continued vesting of equity awards and extension of the period to exercise stock options for a period of one year, and (iv) the provision of outplacement services for six months. The Committee believes that the scope and size of the severance package for our named executive officers is reasonable and consistent with the severance packages offered by other companies in our industry.

Change In Control Agreements. We consider maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and our stockholders. To that end, we recognize that the possibility of a change in control or other acquisition event, and the uncertainty and questions it may raise among management, may adversely affect our ability to retain our key employees to the detriment of the Company and its stockholders. Accordingly, we have entered into agreements with our executive officers that would provide certain compensation and benefits as an incentive for the officer to remain in our employ and enhance our ability to call on and rely upon the officer in the event of a change in control. In approving these benefits, we considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies in our industry.

Each of our current executive officers has entered into our standard form of change in control agreement with the Company. During the second quarter of fiscal 2009, the Compensation Committee approved certain amendments to our change in control agreements, primarily to make them compliant with the provisions of Section 409A of the Internal Revenue Code. During the course of its review, the Committee also decided to remove the “subsequent acquisition” trigger from our change in control agreements, which had provided for full vesting of equity awards in the event the Company was “subsequently acquired” following a change in control. The Committee concluded that the subsequent acquisition trigger should be eliminated based on its belief that full vesting of awards should occur only in the event the executive is terminated following a change in control. The amendments did not otherwise materially alter or increase the benefits our named executive officers would receive upon a change in control of the Company.

Except as noted below, all of the benefits payable to our executive officers under our change in control agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change of control of the Company and a termination of employment). We believe this double trigger structure strikes an appropriate balance between the potential compensation payable and the recruitment and retention objectives described above. Specifically, in the event of a termination of the executive officer’s employment within 24 months of a change in control, either by the surviving entity without cause or by the officer due to a constructive termination, (1) all options and restricted stock of the officer shall immediately vest, (2) the officer shall be entitled to continued paid coverage under our group health plans for 18 months after such termination, (3) the officer shall receive the pro-rata portion of his performance bonus earned, if any, through the date of termination (or if not determinable, then a pro-rata portion of the officer’s annual target bonus, if any, for the year in which the termination occurs), (4) the officer shall receive an amount equal to 18 months of his base salary, (5) the officer shall receive an amount equal to 150% of his annual target bonus, if any, for the year in which the termination occurred, and (6) the officer shall be entitled to outplacement services at our expense for a period of 12 months. In addition, if the executive officer is subject to any excise tax on amounts characterized as excess parachute payments due to the benefits provided under these agreements, the officer shall be entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes the officer may incur. The agreements also provide for the acceleration of one years’ worth of equity awards upon the occurrence of a single trigger event (meaning only a change of control is required to trigger the acceleration). That provision, however, is consistent with a benefit provided to all our employees under our equity incentive plans.

Under the change in control agreements with our executive officers, each executive officer agrees to execute a release of claims in a form satisfactory to us, to abide by our confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit our employees or customers.

For more details on the benefits and payouts under various termination scenarios, including in connection with a change in control, see “Potential Payments Upon Termination” and “Potential Payments in Connection with a Change of Control” later in this Proxy Statement.

Benefits

We generally provide benefits to our named executive officers on the same basis as they are provided to all our employees, including health, dental and vision insurance, benefits pursuant to an employee assistance plan, medical and dependent care flex spending accounts, short-term and long-term disability, life insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits, and may select from a variety of investment options. Investment options do not include our common stock. The maximum 401(k) matching contribution is $2,500 per employee per year. The Committee believes these benefits are generally competitive with those offered by companies with which we compete for employees.

We do not provide pension arrangements (other than our 401(k)) or post-retirement health coverage for executives or other employees, nor do we generally provide other benefits or perquisites to executive officers.

Stock Ownership Guidelines

At present, the Committee has not established any equity or security ownership requirements for our executive officers. The Committee believes that a significant portion of executive officer compensation should be issued in the form of long-term equity incentive awards to encourage a focus on growth, stock price appreciation, insider ownership of stock and retention of executive officers. The Company’s policy in this regard is reviewed annually as part of our regular review of our corporate governance policies and pay plans.

Fiscal 2010 Compensation

As a result of the general global economic downturn and its impact on the telecommunications industry and the Company’s business in fiscal 2009, the Committee, upon management’s recommendation, decided that the base salaries and target bonus amounts for our executive officers for fiscal 2010 should remain at their fiscal 2009 levels. In addition, as of the date of this filing, the Committee had not granted any equity awards to our named executive officers in fiscal 2010. Accordingly, the fiscal 2010 compensation for our named executive officers is as follows:

Fiscal 2010 Salaries. The Committee approved annual base salaries for our current named executive officers in the amounts of $275,000 for Mr. Smith, $275,000 for Mr. Brauneis, $275,000 for Mr. Oye, $245,000 for Mr. Scully and $238,000 for Mr. Cormier. The base salaries are the same as the fiscal 2009 base salaries for these executive officers.

Fiscal 2010 Variable Cash Compensation. The Committee established target bonuses for each of our current named executive officers (excluding Mr. Smith) in the following amounts: $150,000 for Mr. Brauneis; $155,000 for Mr. Oye; $240,000 for Mr. Scully; and $50,000 for Mr. Cormier. The target amounts are the same as the fiscal 2009 target bonus amounts for these executive officers. Like the 2009 bonus program, the 2010 bonus program includes a range of target bonus opportunities for different executives based in part on the executive’s role and responsibilities and are based upon the achievement of a combination of corporate financial and individual performance objectives. The objectives of the 2010 target bonus program are identical to the 2009 target bonus program, namely, to encourage executive officers to help us meet and exceed our current and future financial and strategic goals while also providing appropriate rewards for individual performance.

The Committee reserves the right to make adjustments to its fiscal 2010 executive officer compensation based on any factor it deems appropriate, which may include improved business conditions and our success in achieving our strategic goals.

Tax Considerations

Section 162(m). We do not believe Section 162(m) of the Code (“Section 162(m)”), which disallows a tax deduction for certain compensation in excess of $1 million, will likely have an effect on us in the near future. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into account changing business conditions and the performance of our executives.

Section 409A of the Code. Section 409A of the Code (“Section 409A”) imposes significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and other compensation.

Consequently, to assist in avoiding additional tax under Section 409A, we have attempted to structure our severance arrangements, equity awards and bonus arrangements in a manner intended to either avoid the application of Section 409A, or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Compensation Committee Report

The Compensation Committee reviewed this CD&A for the fiscal year ended July 31, 2009 and discussed the CD&A with management. Based on this review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

Respectfully submitted by the Compensation Committee

John W. Gerdelman, Chairman

Robert E. Donahue

Craig R. Benson

Certain Relationships and Related Transactions

In July 2000, we made an investment of $2.2 million in Tejas Networks India Private Limited (“Tejas”). Our Chairman of the Board also serves as the Chairman of the board of directors of Tejas and owns approximately 17% of the equity interests in Tejas. We have no obligation to provide any additional funding to Tejas. During the fiscal year ended July 31, 2009, we recognized revenue of $189,559 relating to transactions with Tejas. Additionally, we have an OEM agreement with Tejas for the support and sale of certain products under which the Company made payments to Tejas for the fiscal year ended July 31, 2009 of $33,749.

The Company believes that each of the foregoing transactions was in the best interests of the Company and its stockholders. All transactions involving the Company and its officers, directors, principal stockholders and their affiliates, including those since our initial public offering, will be and have been approved by the Audit Committee or the Board (including, in the case of the Board, a majority of the independent and disinterested directors on the Board), and will be and have been on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been, at any time since our formation, an officer or employee of the Company. No interlocking relationship exists between any member of our Board or the Compensation Committee and any member of the board or compensation committee of any other company.

Summary Compensation Table

The table below sets forth, for the fiscal year ended July 31, 2009, the compensation earned by our Chief Executive Officer and Chief Financial Officer, and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2008. Collectively, all of these individuals are referred to in the tables that follow and in the foregoing CD&A as “named executive officers”.

The Summary Compensation Table below presents the “total compensation” (as defined by SEC rules) earned by our named executive officers for fiscal 2009. Except in the case of Mr. Smith, this amount is not the actual compensation received by our named executive officers during fiscal 2009. In addition to cash and other forms of compensation actually received, total compensation includes the dollar amounts set forth in the “Option Awards” column below. These amounts reflect the non-cash stock compensation expense we recognized for financial statement reporting purposes with respect to stock option awards granted to our named executive officers in fiscal 2009 and prior years to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2009. The actual amounts ultimately realized by any named executive officer will likely vary from the amounts included in the “Options Award” column based on a number of factors, including the number of shares that ultimately vests, the timing of any exercise or sale of shares, and the price of our common stock at the time of exercise. The actual value realized by our named executive officers from stock options during fiscal 2009 is presented in the “Option Exercises and Stock Vested” table.

We have never maintained any pension or non-qualified deferred compensation plan for employees or executive officers. In addition, as of July 31, 2009, none of our named executive officers was awarded or held any outstanding performance-based equity incentive or stock awards.

Summary Compensation Table for Fiscal 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)		Non Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)		Total ($)
Daniel E. Smith	2009	231,635	—	—		—	2,500		234,135
President and Chief	2008	100,769	—	—		—	2,500		103,269
Executive Officer	2007	100,385	—	—		—	2,500		102,885

Paul F. Brauneis	2009	273,519	—	215,391		127,000	2,500		618,410
Chief Financial Officer,	2008	192,635	—	154,610		60,424	2,500		410,169
Vice President, Finance	N/A
and Administration

Kevin J. Oye	2009	272,250	—	291,085		144,875	2,500		710,710
Vice President, Systems	2008	260,692	—	257,590		199,870	12,500		730,652
And Technology	2007	252,750	—	—		136,647	2,500		391,897

Alan R. Cormier	2009	236,377	—	116,303		46,733	2,500		401,913
General Counsel	2008	227,662	—	106,335		53,694	2,500		390,191
	2007	218,846	20,000	28,979		—	2,500		270,325

John B. Scully	2009	242,135	—	333,334	(4)	212,286	36,563	(5)	824,318
Vice President, Worldwide	2008	231,769	—	320,531	(4)	208,744	2,500		763,544
Sales and Support	2007	207,308	—	194,914	(4)	256,575	168,353		827,150

(1)	Represents the amount of non-cash stock compensation expense recognized with respect to stock option awards for financial statement reporting purposes for the fiscal year ended July 31, 2009 in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, and thus includes amounts from awards granted in and prior to fiscal 2009. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock options, please refer to “Share-Based Compensation” in Note 10 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended July 31, 2009.

(2)	Includes amounts earned pursuant to non-equity incentive plan compensation in the form of target bonuses for named executive officers during the specified year, regardless of whether the amounts were paid in such year. Payments made in connection with our non-equity incentive plans are made quarterly for achievements through the end of the relevant quarter. See “Variable Cash Compensation” in the CD&A for a more complete description of the target bonuses earned by our named executive officers in fiscal 2009.
(3)	Unless otherwise noted, consists of maximum $2,500 in matching contributions paid under our 401(k) plan. In accordance with SEC rules, the amounts shown in this column do not include payments for life, disability and other benefits that are generally available to all salaried employees.
(4)	Represents the amount of non-cash stock compensation expense recognized for financial statement reporting purposes for the fiscal year ended July 31, 2009 in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, for stock option awards granted to Mr. Scully through July 31, 2009. The amount does not include any expense recorded in connection with the assumption and conversion of Mr. Scully’s outstanding stock options from our acquisition of Eastern Research, Inc. on September 6, 2006, which was accounted for as part of purchase accounting for the transaction.
(5)	In addition to $2,500 matching contribution paid under our 401(k) plan, represents $33,853 in expenses and $210 in tax gross-ups paid in connection with Mr. Scully’s Relocation Offer and Agreement with the Company.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our named executive officers during fiscal 2009. Disclosure on a separate line item is provided for each grant made or modification of an award to a named executive officer. The information in this table supplements the dollar value of option and other awards set forth in the Summary Compensation Table by providing additional details about the awards.

During fiscal 2009, none of our named executive officers was awarded any stock options. In addition, none of our named executive officers was awarded or held any performance-based equity incentive or stock awards.

Grants of Plan-Based Awards Table for Fiscal 2009

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)		Target ($)		Maximum ($)
Paul F. Brauneis
Non-Equity Incentive	56,250	(2)	150,000		187,500	(2)

Kevin J. Oye
Non-Equity Incentive	58,125	(3)	155,000		193,750	(3)

John B. Scully
Non-Equity Incentive	72,000	(4)	240,000	(4)	288,000	(4)

Alan R. Cormier
Non-Equity Incentive	18,750	(5)	50,000	(5)	62,500	(5)

(1)	Amounts reflect potential target bonuses payable under the executive’s bonus plan and are described in the CD&A and the “Summary Compensation Table” above. The actual bonus amounts earned by Messrs. Brauneis, Oye, Scully and Cormier in fiscal 2009 were $127,000, $144,875, $212,286 and $46,733, respectively.
(2)	The financial component of Mr. Brauneis’ 2009 target bonus comprised 50% of his fiscal 2009 target and was subject to a minimum threshold requirement of 75% of the quarterly target and a maximum payout of 150% of the quarterly target. The remaining 50% was based on individual performance measures that were awarded based on a determination of achievement by the Chief Executive Officer. The individual performance measures were not subject to a minimum threshold requirement, although the maximum amount Mr. Brauneis could receive under the individual measures was 50% of his target amount, or $75,000.
(3)	The financial component of Mr. Oye’s 2009 target bonus comprised 50% of his fiscal 2009 target and was subject to a minimum threshold requirement of 75% of the target and a maximum payout of 150% of the target. The remaining 50% was based on individual performance measures that were awarded based on a determination of achievement by the Chief Executive Officer. The individual performance measures were not subject to a minimum threshold requirement, although the maximum amount Mr. Oye could receive under the individual measures was 50% of his target amount, or $77,500.
(4)	Mr. Scully’s 2009 variable compensation arrangement was based exclusively on financial metrics and included a quarterly revenue target that was determined using multipliers based on different levels of achievement of Company’s fiscal 2009 plan; a product standard margin target with a 75% achievement threshold and a maximum payout of 150% of the target; and a customer service margin target with a 75% achievement threshold and a maximum payout of 150% of the target. Because the revenue component of Mr. Scully’s variable compensation arrangement was not subject to a minimum threshold or maximum payout requirement, the minimum and maximum amounts presented in the table above are based exclusively on the product standard margin and customer service margin targets and assume achievement of the revenue component at target.

(5)	The financial component of Mr. Cormier’s 2009 target bonus comprised 50% of his fiscal 2009 target and was subject to a minimum threshold requirement of 75% of the target and a maximum payout of 150% of the target. The remaining 50% was based on individual performance measures that were awarded based on a determination of achievement by the Chief Executive Officer. The individual performance measures were not subject to a minimum threshold requirement, although the maximum amount Mr. Cormier could receive under the individual measures was 50% of his target amount, or $25,000.

Outstanding Equity Awards

This table provides information pertaining to all outstanding equity awards held by our named executive officers as of July 31, 2009. Unless otherwise noted, the option grants to purchase shares of our common stock set forth in the following table were made under our 1999 Stock Incentive Plan, as amended (the “1999 Plan”). Option grants under the 1999 Plan generally have a ten-year term and are subject to either three-year or five-year vesting schedules. The 1999 Plan also provides that all options granted under the Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests. Accordingly, the columns and footnotes below reflect the extent to which stock options held by our named executive officers were vested (as opposed to exercisable) as of July 31, 2009. Future equity awards to our named executive officers will be granted under our 2009 Plan. As of July 31, 2009, the Committee had not yet awarded any equity awards to our named executive officers under the 2009 Plan.

As of July 31, 2009, none of our named executive officers held any performance-based equity incentive awards or stock awards.

Outstanding Equity Awards at Fiscal Year-End for 2009

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)		Number of Securities Underlying Unexercised Options (#) Unexercisable (3)		Option Exercise Price ($)		Option Expiration Date
Paul F. Brauneis	210,000	(4)	490,000	(4)	$3.93		11/12/2017
Kevin J. Oye	914,457	(4)(5)	—		$12.67		10/20/2009
	200,000		—		$7.39		4/9/2011
	833,333		—		$3.34		4/29/2012
	156,667	(6)	—		$3.40	(6)	4/29/2012
	291,666		208,334		$3.70		9/12/2017

Alan R. Cormier	45,000	(4)	5,000	(4)	$4.10		12/27/2014
	87,500		62,500		$3.70		9/12/2017

John B. Scully	275,000	(4)	225,000	(4)	$3.58		9/6/2016
	270	(7)	—		$1.41		9/13/2010	(8)
	10,704	(7)	—		$3.29		5/1/2011	(8)
	13,380	(7)	—		$4.86		9/27/2011	(8)
	116,666		83,334		$3.70		9/12/2017

(1)	Unless otherwise noted in these footnotes, all stock options referenced in this table vest in equal quarterly installments over three years.
(2)	Because all options granted under our 1999 Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and vested as of July 31, 2009.
(3)	Because all options granted under our 1999 Plan are exercisable immediately subject to a repurchase right in favor of the Company which lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of July 31, 2009.
(4)	Each of these option grants is subject to a 5-year vesting schedule, vesting 20% upon the first anniversary of the original date of grant and 5% per quarter thereafter.
(5)	This option grant was awarded under our 1998 Stock Incentive Plan.
(6)

In connection with our review of historical stock option grant practices at the Company in fiscal 2007, Mr. Oye agreed to increase the per share exercise price of the unvested portion of this stock option grant as of December 31, 2004 (covering 166,667 shares) from $3.34 to $3.40. Pursuant to the terms of our agreement with Mr. Oye, in fiscal 2008 we paid Mr. Oye $10,000 for the increase to the per share exercise price of these options.

(7)	Represents stock options acquired by Mr. Scully in connection with the assumption and conversion of his stock options from our acquisition of Eastern Research, Inc. on September 6, 2006. For a more detailed discussion on the valuation model and assumptions used to calculate the number of shares and fair value of options acquired as a result of our merger with Eastern Research, Inc., please refer to “Merger Agreement with Allen Organ Company to Acquire Eastern Research, Inc.” in Note 3 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended July 31, 2009.
(8)	Pursuant to the terms of Mr. Scully’s original stock option agreements with Eastern Research, Inc., each of these options has a six-year term.

Option Exercises and Stock Vested for 2009

None of our named executive officers exercised any stock options or held any outstanding awards of restricted stock in fiscal 2009.

Employment and Other Arrangements

During the second quarter of fiscal 2009, each of our named executive officers entered into an amended form of our standard change in control agreement with the Company. Details regarding the terms and potential benefits payable under the change in control agreements with our executive officers are set forth in “Severance Arrangements and Change in Control Agreements” in the CD&A and the “Potential Payments in Connection with a Change in Control” table later in this Proxy Statement.

We have also entered into our standard form of indemnification agreement with each of our directors and executive officers, which is in addition to the indemnification provided for in our certificate of incorporation. These agreements, among other things, provide for indemnification of our directors and executive officers for a number of expenses, including attorneys’ fees and other related expenses, as well as certain judgments, fines, penalties and settlement amounts incurred by any such person in any action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company or any other company or enterprise to which the person provided services at our request. Pursuant to these agreements, we have paid expenses and legal fees to counsel representing certain former and current officers and directors in connection with such proceedings.

Potential Payments Upon Termination

The following table provides the potential payouts upon a termination of employment without cause to each of Messrs. Smith, Brauneis, Oye, Cormier and Scully pursuant to our Separation Pay Plan. The values set forth below are based on an assumed termination date of July 31, 2009. For additional discussion of the benefits and payments due upon termination, see “Severance Arrangements and Change in Control Agreements” in the CD&A.

Potential Payments Upon Termination as of July 31, 2009(1)

Name	Cash Severance (2) ($)	Benefits (3) ($)	Value of Modified Equity Awards (4) ($)	Value of Outplacement Services (5) ($)	Total ($)
Daniel E. Smith	275,000	12,254	—	6,800	294,054
Paul F. Brauneis	275,000	8,272	—	6,800	290,072
Kevin J. Oye	275,000	12,465	—	6,800	294,265
John B. Scully	245,000	12,254	—	6,800	264,054
Alan R. Cormier	238,000	12,675	—	6,800	257,475

(1)	Our Separation Pay Plan provides that employees, including our named executive officers, are not eligible for separation benefits if we determine that the employee has been offered a comparable position at the Company or any successor corporation or for the following reasons: resignation, death or disability; termination for cause; or termination for gross misconduct, violation of a policy or poor performance.
(2)	Represents one year’s base salary to be paid in accordance with our normal payroll practices following the termination of the named executive officer’s employment.
(3)	Represents the estimated amounts payable by us to maintain the executive officer’s benefits for the 12-month period following termination of the named executive officer’s employment.
(4)	Under our Separation Pay Plan, the right to exercise stock options extends for a period of one year from the date of termination and the vesting of stock options continues in accordance with the then-existing vesting schedule during that same period. For purposes of the table, we have included for each named executive officer the intrinsic value as of July 31, 2009 of all options that will vest one year from July 31, 2009. Because the exercise price of all unvested options held by our named executive officers exceeded the market price of our common stock (which, as of July 31, 2009, was $3.40) on July 31, 2009, the intrinsic value of each of these options is $0. The intrinsic values shown above are different from the SFAS 123R values used for purposes of the Summary Compensation Table contained earlier in this Proxy Statement.
(5)	Represents the estimated amounts payable by us for the provision of outplacement services for the 6-month period following termination of the named executive officer’s employment.

Potential Payments in Connection with a Change in Control

The following table provides the potential payouts and benefits to each of Messrs. Smith, Brauneis, Oye, Scully and Cormier in connection with a change in control of the Company. For additional discussion of the potential benefits and payments due in connection with a change in control, please see “Severance Arrangements and Change in Control Agreements” in the CD&A.

Potential Payments in Connection with a Change in Control(1)

Name/Triggering Event (2)	Cash Severance (5) ($)	Bonus (6) ($)	Benefits (7) ($)	Value of Modified Equity Awards (8) ($)	Value of Outplacement Services (9) ($)	Tax Gross- up (10) ($)	Total ($)
Daniel E. Smith
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	412,500	—	23,766	—	10,600	60,370	507,236

Paul F. Brauneis
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	412,500	225,000	15,510	—	10,600	—	663,610

Kevin J. Oye
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	412,500	232,500	23,371	—	10,600	—	678,971

John B. Scully
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	367,500	360,000	22,977	—	10,600	—	761,077

Alan R. Cormier
Change in Control (3)	—	—	—	—	—	—	—
Termination (4)	357,000	75,000	23,766	—	10,600	—	466,366

(1)	All amounts payable in this table assume relevant salary, bonus, benefit and stock values in effect as of July 31, 2009.
(2)	A description of the payments or benefits due upon a change in control is set forth in “Severance Arrangements and Change in Control Agreements” in the CD&A. Where applicable, the amounts payable and benefits due under each of these scenarios are shown in the table above.
(3)	For purposes of these agreements, a “change in control” generally means any of the following events: (i) a person (as defined by Sections 13(d) and 14(d) of the Exchange Act, as amended) becomes the beneficial owner of securities representing 35% or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s incumbent directors cease to constitute a majority of the Board; (iii) a consummated merger or consolidation of the Company with any other corporation; or (iv) the stockholders approve a plan of liquidation or dissolution or an agreement for the sale of all or substantially all of the Company’s assets.
(4)	Termination following a change in control includes termination of the executive officer without “cause” or by the officer due to a “constructive termination” within 24 months of a change in control. As defined in the applicable agreements, “cause” means the willful engaging by the executive in illegal conduct or gross misconduct which is materially injurious to the Company. A “constructive termination” means the occurrence of any of the following: (i) any material diminution of the executive’s position, title or responsibilities; (ii) any required relocation of the executive by more than 35 miles; or (iii) any material diminution in the executive’s annual salary or bonus potential from that in effect prior to the change in control.
(5)	Represents an amount equal to 18 months of the executive officer’s base salary for the year in which the termination occurs.
(6)	Includes amount equal to 150% of annual target bonus (if any) for the year in which the termination occurs.

(7)	Represents the estimated amounts payable by us to maintain the executive officer’s benefits for the 18-month period following termination of the named executive officer’s employment in connection with a change in control.
(8)	Represents the value of the executive officer’s stock option awards in connection with a change in control and assumes a change in control and termination date of July 31, 2009. For purposes of the table, we have included for each named executive officer the intrinsic value as of July 31, 2009 of all options that will vest as a result of the change in control and/or termination of the executive officer. Because the exercise price of all unvested stock options held by our named executive officers exceeded the market price of our common stock (which, as of July 31, 2009, was $3.40) on July 31, 2009, the intrinsic value of each of these options is $0. The intrinsic values shown above are different from the SFAS 123R values used for purposes of the Summary Compensation Table contained earlier in this Proxy Statement.
(9)	Represents the estimated amounts payable by us for outplacement services for the 12-month period following termination of the named executive officer’s employment in connection with a change in control.
(10)	Represents the estimated amount of reimbursement for excise taxes payable pursuant to Sections 280G and 4999 of the Internal Revenue Code for the receipt of benefits and payments to the named executive officer following a termination of the executive officer’s employment upon a change in control. Based on the price of our common stock on July 31, 2009, we estimate that no excise tax reimbursement would be required for any of our named executive officers in the event of a change of control without a termination of the executive officer’s employment.

Director Compensation

For our fiscal year ended July 31, 2009, our non-employee directors received annual cash compensation and stock option grants for their service as directors, as well as reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board and committees.

Cash Compensation. Our non-employee directors receive annual retainers, paid on a quarterly basis, for the director’s service in the amounts set forth below:

• Annual retainer for all non-employee directors	$35,000
• Additional annual retainer for Chairman of the Board	$20,000
• Additional annual retainer for Audit Committee members	$10,000
• Additional annual retainer for Compensation Committee members	$6,000
• Additional annual retainer for Nominating Committee members	$4,000
• Additional annual retainer for Audit Committee Chairman	$20,000
• Additional annual retainer for Compensation Committee Chairman	$12,000
• Additional annual retainer for Nominating Committee Chairman	$8,000

Stock Options. On January 6, 2009, our stockholders approved the Company’s 2009 Non-Employee Director Stock Option Plan (the “2009 Director Plan”), which replaced the Company’s 1999 Non-Employee Director Stock Option Plan (the “1999 Director Plan”). Like the 1999 Director Plan, the 2009 Director Plan is a formula plan to provide stock options to the Company’s non-employee directors. Our non-employee directors are also eligible to receive stock options and other types of awards under the Company’s 2009 Stock Incentive Plan, which was also approved by our stockholders on January 6, 2009, but such awards are discretionary and we historically have not granted awards to our directors under our primary stock plans.

Under the 2009 Director Plan, our non-employee directors are automatically granted non-qualified stock options to purchase 90,000 shares of our common stock, which vest in equal annual installments over three years upon their initial election to the Board (an “initial grant”). Thereafter, on an annual basis immediately following each annual meeting of stockholders, each non-employee director is granted an option to purchase 30,000 shares of our common stock, which vests in the sooner of one year or the date of the next annual meeting of stockholders (an “annual grant”). These stock options are the only awards that may be granted to non-employee directors under the 2009 Director Plan.

Our Compensation Committee administers the 2009 Director Plan and, subject to certain restrictions contained in the plan, has the power to construe it and to adopt rules and regulations for the administration of the plan. Stock options under the 2009 Director Plan have a maximum ten year term and may not be granted with an exercise price less than the fair market value of the underlying shares of our common stock on the date of grant. Certain change in control transactions will cause awards granted under the 2009 Director Plan to vest at an accelerated rate unless the awards are assumed or substituted for in connection with the transaction.

The following table shows the fiscal 2009 compensation information for our directors who served during such period. Neither Mr. Smith, our President and Chief Executive Officer, nor Dr. Deshpande, our Chairman of the Board, received any compensation for their Board activities in fiscal 2009.

Non-Employee Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Craig R. Benson (3)	51,000	101,441	—	152,441
Robert E. Donahue (4)	65,000	82,510	—	147,510
John W. Gerdelman (5)	65,000	36,937	—	101,937
Gururaj Deshpande (6)	—	—	—	—

(1)	Reflects amounts earned by our directors for their fiscal 2009 service on the Board and committees, regardless of when the amounts were paid.
(2)	Amounts shown are the non-cash stock compensation costs recognized by us in fiscal 2009 for option awards as determined pursuant to SFAS 123R, disregarding forfeiture assumptions. These compensation costs reflect option awards granted in fiscal 2009 and years prior to fiscal 2009. A description of the valuation model and assumptions used to calculate the value of option awards is set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 31, 2009.
(3)	As of July 31, 2009, Mr. Benson held outstanding options to purchase 150,000 shares of our common stock.
(4)	As of July 31, 2009, Mr. Donahue held outstanding options to purchase 120,000 shares of our common stock.
(5)	As of July 31, 2009, Mr. Gerdelman held outstanding options to purchase 360,000 shares of our common stock.
(6)	Dr. Deshpande resigned as an employee of the Company effective August 1, 2007. Although as a non-employee director of the Company Dr. Deshpande was entitled to receive the cash and equity compensation set forth above, Dr. Deshpande elected to waive his right to receipt of such compensation for fiscal 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s purpose is to assist the Board in its oversight of our financial accounting, reporting and internal controls. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, the selection of appropriate accounting and financial reporting principles, and for the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2009. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for our fiscal year ended July 31, 2009 for filing with the Commission.

Respectfully submitted by the Audit Committee

Robert E. Donahue (Chairman)

Craig R. Benson

John W. Gerdelman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2009, with respect to beneficial ownership of our common stock by: (i) each person who, to our knowledge, beneficially owned more than 5% of the shares of our common stock outstanding as of such date; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and the three named executive officers identified in the Summary Compensation Table set forth above; and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Commission. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of its common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of common stock outstanding is based on 284,322,846 shares of common stock outstanding as of September 30, 2009. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2009 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding
Gururaj Deshpande (2)	45,712,807	16.1
Daniel E. Smith (3)	42,653,857	15.0
Kevin J. Oye (4)	2,606,054	*
John B. Scully (5)	724,354	*
Alan R. Cormier (6)	200,200	*
Paul F. Brauneis (7)	700,000	*
Robert E. Donahue (8)	120,000	*
John W. Gerdelman (9)	285,034	*
Craig R. Benson (10)	150,000	*
Platyko Partners, LP (3)	21,125,000	7.4
Third Avenue Management LLC (11)	45,447,772	16.0
Dimensional Fund Advisors LP (12)	17,812,170	6.3
FMR LLC (13)	34,521,038	12.1
The Gururaj Deshpande Grantor Retained Annuity Trust (2)	17,918,400	6.3
All executive officers and directors as a group (10 persons) (14)	96,302,362	33.4

*	Less than 1% of the total number of outstanding shares of common stock.
(1)	Except as otherwise noted, the address of each person is: c/o Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824.
(2)	Includes 17,918,400 shares held by the Gururaj Deshpande Grantor Retained Annuity Trust and 2,937,500 shares held by the Deshpande Irrevocable Trust. Dr. Deshpande’s wife serves as the trustee of the Gururaj Deshpande Grantor Retained Annuity Trust and exercises sole voting and investment power over the Sycamore shares held therein. Laurie J. Hall serves as co-trustee of the Deshpande Irrevocable Trust and exercises sole voting and investment power over the Sycamore shares held therein. Dr. Deshpande disclaims beneficial ownership of these shares.
(3)	Includes 21,125,000 shares held by Platyko Partners, L.P., of which Mr. Smith and his wife serve as general partners.
(4)	Includes 2,604,457 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(5)	Consists of 724,354 shares issuable pursuant to options, of which 700,000 are subject to a repurchase right which lapses as the shares vest.

(6)	Includes 200,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(7)	Consists of 700,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(8)	Consists of 120,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(9)	Includes 270,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(10)	Consists of 150,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(11)

Based on information provided to the Company by Third Avenue Management LLC (“Third Avenue”), as of September 15, 2009, Third Avenue was the beneficial owner of 45,447,772 shares of our common stock. Third Avenue disclaims beneficial ownership of these shares. The address of Third Avenue is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(12)	Based solely on a Schedule 13G filed on February 9, 2009, Dimensional Fund Advisors LP was the beneficial owner of 17,812,170 shares of common stock as of December 31, 2008. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(13)	Based solely on an amended Schedule 13G filed on February 17, 2009, FMR LLC was the beneficial owner of 34,521,038 shares of our common stock. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(14)	Includes an aggregate of 4,918,811 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our outstanding shares of common stock (collectively, “Reporting Persons”) to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the Commission to furnish us with copies of all such filings. Based on a review of the copies of such filings received by us with respect to the fiscal year ended July 31, 2009, we believe that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended July 31, 2009.

STOCKHOLDER PROPOSALS AND NOMINATIONS

To be eligible for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2010 Annual Meeting of Stockholders, proposals of stockholders must be received at our principal executive offices not later than July 26, 2010 and must otherwise satisfy the conditions established by the Commission for stockholder proposals to be included in our proxy statement for that meeting. In accordance with our Amended and Restated By-Laws, proposals of stockholders intended for presentation at our 2010 Annual Meeting of Stockholders (but not intended to be included in the proxy statement for that meeting), as well as any shareholder recommendations for nominees to serve as directors of the Company, must be received no earlier than October 7, 2010 and no later than October 27, 2010. In order to curtail any controversy as to the date on which a proposal is received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to the attention of our Corporate Secretary.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNEX A

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYCAMORE NETWORKS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Sycamore Networks, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1. The name of the corporation is Sycamore Networks, Inc.

2. This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Amendment to the Amended and Restated Certificate of Incorporation amends Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, by deleting the first paragraph of Article Fourth thereof and substituting in lieu thereof a new paragraph, which shall read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [505,000,000, 362,142,857 or 255,000,000 shares, consisting of (i) 500,000,000, 357,142,857 or 250,000,000] shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock).

4. This Amendment to the Amended and Restated Certificate of Incorporation further amends Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, by adding at the end of Article Fourth a new paragraph, which shall read in its entirety as follows:

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, each [five, seven or ten] shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.001 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Shareholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by [five, seven or ten] shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common

A-1

Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such stockholder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

5. This Amendment to Amended and Restated Certificate of Incorporation shall be effective at [effective time], Eastern Time, on [effective date].

IN WITNESS WHEREOF, Sycamore Networks, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this [    ] day of [    ] [    ].

SYCAMORE NETWORKS, INC.

By:
Name:	Daniel E. Smith
Title:	President and Chief Executive Officer

A-2

ANNEX B

FORM OF

P R O X Y	SYCAMORE NETWORKS, INC. Proxy for Annual Meeting of Stockholders January 5, 2010

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Sycamore Networks Annual Meeting of Stockholders, including our annual report and proxy statement, are available via the Internet. To view this material or to vote online or by telephone, please follow the instructions on the Notice of Internet Availability of Proxy Materials.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel E. Smith and Alan R. Cormier, and each of them, proxies, with full power of substitution, to vote all shares of stock of Sycamore Networks, Inc. (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on January 5, 2010 (the “Annual Meeting”) at 9:00 A.M., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, MA 01824, and at any postponements and adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated November 23, 2009, a copy of which has been made available to the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SYCAMORE NETWORKS, INC.

C/O COMPUTERSHARE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.investorvote.com/scmr	OR	Vote–by-Telephone Call toll-free 1-800-652-VOTE (1-800-652-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE PROPOSALS IN ITEMS 1, 2 AND 3.

1.          To elect the following nominees to the Board of Directors to serve for three-year terms as Class I Directors and until their respective successors are elected and qualified:

Nominees:

(01)	Robert E. Donahue

☐ FOR                ☐ WITHHELD

(02)	John W. Gerdelman

☐ FOR                ☐ WITHHELD

☐

2.          To authorize the Board of Directors, in its discretion, to amend Sycamore’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten, together with a corresponding reduction in the number of authorized shares of Sycamore common stock and capital stock, at any time prior to the date of Sycamore’s 2010 Annual Meeting of Stockholders, without further approval or authorization from Sycamore’s stockholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as Sycamore’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.

Signature	Date

Signature	Date